Exhibit 1.1

PEPSICO, INC.

Floating Rate Notes due 2024
5.250% Senior Notes due 2025
5.125% Senior Notes due 2026

TERMS AGREEMENT

November 8, 2023

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $1,000,000,000 of its Floating Rate Notes due 2024 (the “2024 Floating Rate Notes”), $800,000,000 of its 5.250% Senior Notes due 2025 (the “2025 Notes”) and $700,000,000 of its 5.125% Senior Notes due 2026 (the “2026 Notes,” and together with the 2024 Floating Rate Notes and the 2025 Notes, the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-266332) filed with the Securities and Exchange Commission on July 26, 2022 (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.925% of the principal amount thereof for the 2024 Floating Rate Notes, 99.783% of the principal amount thereof for the 2025 Notes and 99.748% of the principal amount thereof for the 2026 Notes.

	Principal Amount of
Underwriters	2024 Floating Rate Notes	2025 Notes	2026 Notes
BofA Securities, Inc.	$800,000,000	$640,000,000	$560,000,000
AmeriVet Securities, Inc.	$25,000,000	$20,000,000	$17,500,000
Blaylock Van, LLC	$25,000,000	$20,000,000	$17,500,000
Drexel Hamilton, LLC	$25,000,000	$20,000,000	$17,500,000
Loop Capital Markets LLC	$25,000,000	$20,000,000	$17,500,000
MFR Securities, Inc.	$25,000,000	$20,000,000	$17,500,000
Mischler Financial Group, Inc.	$25,000,000	$20,000,000	$17,500,000
R. Seelaus & Co., LLC	$25,000,000	$20,000,000	$17,500,000
Samuel A. Ramirez & Company, Inc.	$25,000,000	$20,000,000	$17,500,000
Total	$1,000,000,000	$800,000,000	$700,000,000

The Underwriters agree to reimburse the Company for $315,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned is acting as the “Representative” under the Standard Provisions. The Representative represents and warrants that it is duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	November 8, 2023
Time of Sale:	4:10 P.M. New York time on the Trade Date
Settlement Date (T+2):	November 10, 2023
Closing Time:	9:00 AM New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated July 26, 2022, preliminary prospectus supplement dated November 8, 2023 and free writing prospectus dated November 8, 2023
Title of Securities:	Floating Rate Notes due 2024	5.250% Senior Notes due 2025	5.125% Senior Notes due 2026
Aggregate Principal Amount Offered:	$1,000,000,000	$800,000,000	$700,000,000
Maturity Date:	November 12, 2024	November 10, 2025	November 10, 2026
Interest Payment Dates:	Quarterly in arrears on February 12, 2024, May 12, 2024, August 12, 2024 and November 12, 2024	Semi-annually on each May 10 and November 10, commencing May 10, 2024	Semi-annually on each May 10 and November 10, commencing May 10, 2024
Benchmark Treasury:	—	5.000% due October 31, 2025	4.625% due October 15, 2026
Benchmark Treasury Yield:	—	4.936%	4.705%
Spread to Treasury:	—	+35 basis points	+43 basis points
Re-offer Yield:	—	5.286%	5.135%
Coupon:	Compounded SOFR plus 0.400%. The interest rate on the Floating Rate Notes due 2024 will in no event be lower than zero	5.250%	5.125%
Floating Rate Interest Calculation:	The amount of interest accrued and payable on the Floating Rate Notes due 2024 for each interest period will be calculated by the calculation agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes due 2024 multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in the relevant Observation Period divided by 360. See “Description of Notes—Floating Rate Notes—Compounded SOFR” in the prospectus supplement	—	—
Compounded SOFR:	A compounded average of the daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index for each quarterly interest period in accordance with the specific formula described under “Description of Notes—Floating Rate Notes—Compounded SOFR” in the prospectus supplement	—	—

Price to Public:	100.000%	99.933%	99.973%
Optional Redemption:	—	Prior to November 10, 2025, make-whole call at Treasury Rate plus 10 basis points	Prior to October 10, 2026, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after October 10, 2026
Net Proceeds to PepsiCo (Before Expenses):	$999,250,000	$798,264,000	$698,236,000
Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	Actual/360	30/360	30/360
CUSIP / ISIN:	713448 FU7 / US713448FU72	713448 FV5 / US713448FV55	713448 FW3 / US713448FW39
Minimum Denomination:	$2,000 and integral multiples of $1,000
Book-Running Manager:	BofA Securities, Inc.
Co-Managers:	AmeriVet Securities, Inc. Blaylock Van, LLC Drexel Hamilton, LLC Loop Capital Markets LLC MFR Securities, Inc. Mischler Financial Group, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.
Address for Notices to the Representative:	BofA Securities, Inc. 114 West 47th Street NY8-114-07-01 New York, New York 10036 Attention: High Grade Transaction Management/Legal Facsimile: (212) 901-7881 Email: dg.hg_ua_notices@bofa.com

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

BOFA SECURITIES, INC.

as Representative of the several Underwriters

By:	BOFA SECURITIES, INC.

	By:	/s/ Laurie Campbell
Name: Laurie Campbell
Title: Managing Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated November 8, 2023 (including the Base Prospectus dated July 26, 2022)

2.	Any free writing prospectuses approved by the Representative and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated November 8, 2023 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities